Table of Contents

EXECUTION COPY

COMPANY SUPPORT AGREEMENT

OPIC CONTRACT OF INSURANCE NO. F431 (BRAZIL)

between

OVERSEAS PRIVATE INVESTMENT CORPORATION

and

BRASIL TELECOM S.A.

Dated as of February 17, 2004

TABLE OF CONTENTS

Page

ARTICLE ONE
DEFINITIONS AND INTERPRETATION

Section 1.01.	Defined Terms	2
Section 1.02.	Interpretation	3

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 1.03.	Existence, Power and Authority of the Company	4
Section 1.04.	Compliance with Law; Corrupt Practices	4
Section 1.05.	Environmental Matters	4
Section 1.06.	Transaction Document Representations	4
Section 1.07.	Disclosure	5
Section 1.08.	Foreign Governing Authority Restructuring	5

ARTICLE THREE
COVENANTS OF THE COMPANY

ARTICLE FOUR
(INTENTIONALLY OMITTED)

ARTICLE FIVE
DEFAULTS AND REMEDIES

Section 1.22.	Events of Default	13
Section 1.23.	Remedies upon Event of Default	14

ARTICLE SIX
MISCELLANEOUS

Exhibit A - Form of Self-Monitoring Questionnaire

COMPANY SUPPORT AGREEMENT

    COMPANY SUPPORT AGREEMENT (this “Agreement”), dated as of February 17, 2004 made by and between the Overseas Private Investment Corporation, an agency of the United States of America (“OPIC”), and BRASIL TELECOM, S.A., a sociedade anônima organized and existing under the laws of the Federative Republic of Brazil (the “Company”).

W I T N E S S E T H:

    WHEREAS, under an Indenture dated as of the date hereof (the “Indenture”) between the Company and The Bank of New York, not in its individual capacity but solely as trustee thereunder (the “Trustee”), the Company intends to issue and sell up to US $200,000,000 aggregate principal amount of 9.375% notes due 2014 (the “Notes”);

    WHEREAS, in order to maximize the interests of the holders of the Notes, as a condition to the issuance of the Notes, the Trustee is required to enter into a Contract of Insurance for Fixed Income Securities Against Inconvertibility (the “OPIC Insurance Contract”) with OPIC, and for the benefit of, The Bank of New York, as trustee (the “Insurance Trustee” or the “Insured” under the OPIC Insurance Contract), acting on behalf of the grantor trust (the “Insurance Trust”) created under the Insurance Trust Agreement dated as of the date hereof between the Company and the Insurance Trustee, for the benefit of the holders of the Notes as sole beneficiaries of the Insurance Trust (the “Trust Beneficiaries”);

    WHEREAS, the Company will use the proceeds of the sale of the Notes to finance the Project (as defined below);

    WHEREAS, it is a condition precedent to OPIC entering into the OPIC Insurance Contract that the Company, on the terms and conditions set forth herein, enter into this Agreement;

    WHEREAS, the Company desires to induce OPIC to enter into the OPIC Insurance Contract, and therefore is willing, on the terms and conditions set forth herein, to enter into this Agreement, to provide certain indemnities, and to provide certain other agreements of the Company as set forth herein;

    WHEREAS, the Company understands that OPIC has issued, or will issue, the OPIC Insurance Contract based on statutory policy requirements (22 U.S.C. §2191) and policy goals, as well as underwriting considerations; and

    WHEREAS, all things have been done by the Company and OPIC that are necessary to constitute this Agreement a valid contract;

    NOW, THEREFORE, in consideration of the premises and of the agreements contained herein, it is hereby agreed as follows:

ARTICLE ONE
DEFINITIONS AND INTERPRETATION

Section 1.01. Defined Terms.

    (a) OPIC Insurance Contract Terms. All capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the OPIC Insurance Contract.

    (b) Additional Terms. The following capitalized terms used herein shall have the definitions specified below:

    “Agreement” has the meaning set forth in the preamble hereto.

    “Application for Insurance” means the Application for Insurance dated December 10, 2003, executed by the Company and all supplemental information received by OPIC as of the date hereof in connection therewith.

    “Authorized Officer” shall mean, with respect to the Company, the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, or any management employee of the Company with significant responsibility for the discharge of the obligations of the Company hereunder.

    “Company” has the meaning set forth in the preamble hereto.

    “Controlled Affiliate” means any affiliate of the Company that it controls or has the ability to control, whether by ownership interest or management contract or otherwise.

    “Event of Default” has the meaning set forth in Section 5.01.

    “Event of Termination” has the meaning set forth in Section 5.02.

    “GAAP” means generally accepted accounting principles.

    “Indenture” has the meaning set forth in the recitals hereto.

    “Insurance Trustee” has the meaning set forth in the recitals hereto.

    “Offering Memorandum” has the meaning set forth in Section 3.12.

    “Notes” has the meaning set forth in the recitals hereto.

    “OPIC” has the meaning set forth in the preamble hereto.

    “OPIC Insurance Contract” has the meaning set forth in the recitals hereto.

    “Project” means the implementation of the Company’s 2004-2005 investment program, which provides for the expansion and modernization of the telecommunications network owned and operated by the Company, as described in the Application for Insurance (the “Project”).

    “Project Party” means each of the Company and any Controlled Affiliate.

    “Required Approvals” means any consent, license, approval, registration, permit, sanction, privilege or other authorization of any nature granted or to be granted by any governmental authority which is necessary under any applicable law or administrative rule to which any Project Party is subject or under any agreement, document, contract, or instrument binding on any Project Party or any of their respective assets or properties for (i) the making by it of the payments contemplated by the Transaction Documents, (ii) the implementation and enforceability of any Transaction Document and the making of any payments contemplated thereunder, (iii) the implementation of the Project in accordance with the Transaction Documents in all material respects, and (iv) all such other matters as may be necessary in connection with the Project or the performance of any Project Party’s material obligations under any Transaction Document, and shall in any event include those obligations set forth in or referred to in this Agreement.

    “Trustee” has the meaning set forth in the recitals hereto.

Section 1.02. Interpretation.

    In this Agreement, unless otherwise indicated or required by the context:

    (a) Reference to and the definition of any document (including this Agreement) shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified from time to time;

    (b) All references to an “Article,” “Section,” “Schedule,” or “Exhibit” are to an Article or Section hereof or to a Schedule or an Exhibit attached hereto;

    (c) The table of contents and article and section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions hereof;

    (d) Defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders;

    (e) Accounting terms not defined in Section 1.01 have the meanings given to them under Brazilian GAAP;

    (f) The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes,” and “including” mean include, includes and including “without limitation” and “without limitation by specification”;

    (g) Terms capitalized for other than grammatical purposes which are defined in (i) the introductory paragraph hereof, (ii) the recitals hereof or (iii) the succeeding Sections hereof have the meanings ascribed to them therein; and

    (h) Phrases such as “satisfactory to OPIC,” “in such manner as OPIC may determine,” “to OPIC’s satisfaction,” “at OPIC’s election” and phrases of similar import authorize and permit OPIC to approve, disapprove, act or decline to act in its sole discretion.

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to OPIC that:

Section 2.01. Existence, Power and Authority of the Company.

    The Company is a corporation duly organized, validly existing, and in good standing under the laws of Brazil. The Company is duly authorized to do business in each jurisdiction in which its business makes such authorization necessary. The Company has the requisite power to own and operate its properties, to carry on its business and the Project, to borrow money and create a charge on its properties and to execute, deliver, and perform this Agreement. The Company’s execution, delivery, and performance of this Agreement: (i) has been duly authorized by all necessary corporate action, and (ii) will not violate any applicable regulation or ruling of any governmental authority. The execution and delivery by the Company of this Agreement will cause it to constitute the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No consent of any other person, including shareholders of the Company, is required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement that has not been obtained.

Section 2.02. Compliance with Law; Corrupt Practices.

    The Company and its officers, directors, and employees have complied with all applicable Corrupt Practices Laws in obtaining any Required Approval in respect of the Project, and are otherwise conducting the Project in compliance with applicable Corrupt Practices Laws. To the best of the Company’s knowledge after due inquiry, its agents have complied with all applicable Corrupt Practices Laws in obtaining any Required Approval in respect of the Project, and are otherwise conducting the Project, in compliance with applicable Corrupt Practices Laws. The Company’s internal management and accounting practices and controls with respect to the Project are adequate to ensure compliance with applicable Corrupt Practices Laws.

Section 2.03. Environmental Matters.

    In connection with the Project, the Company has complied with, and its business, operations, assets, equipment, property, leaseholds, and other facilities relating to the Project are in compliance in all material respects with, the provisions of all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder.

Section 2.04. Transaction Document Representations.

    The representations made by the Company in the Transaction Documents are true and correct in all material respects. The Company’s obligations under the Notes will rank not less than pari passu in terms of priority of payment and liquidation with all of the Company’s other unsecured unsubordinated indebtedness and obligations of equal seniority that is not preferred by provision of applicable law. The proceeds of the sale of the Notes will be used by the Company to finance the Project and the Project will be carried out as described in the Application for Insurance.

Section 2.05. Disclosure.

    All documents, reports or other written information pertaining to the Project (including without limitation, the Application for Insurance, this Agreement, and the other Transaction Documents) that have been furnished by or on behalf of the Company, directly or indirectly, to OPIC are true and correct in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

Section 2.06 Foreign Governing Authority Restructuring.

    The Notes are not being issued and sold in connection with any agreement of the Foreign Governing Authority relating to the restructuring and/or rescheduling of its external indebtedness or of the external indebtedness of the private sector in the Host Country.

ARTICLE THREE
COVENANTS OF THE COMPANY

    The Company covenants and agrees as follows:

Section 3.01. Conversion Diligence; Application for Compensation; Pari Passu Payment of U.S. Dollar Obligations; Prior Delivery Obligations.

    (a) In connection with any application by the Insured for compensation pursuant to the OPIC Insurance Contract in respect of currency inconvertibility or non-transferability, the Company shall make all reasonable efforts to convert Local Currency into U.S. dollars or to transfer such U.S. dollars through all customary legal channels for transactions of the type contemplated in the Transaction Documents until compensation is paid by OPIC, and the Company shall assist the Insured with the preparation of such application for compensation.

    (b) After the Triggering Scheduled Payment that is the basis of a claim made to OPIC, the Company shall apply U.S. dollars available to it to the payment of the Notes in the same percentage as the amount of any applicable Covered Scheduled Payment bears to the aggregate of all amounts then payable on U.S. dollar-denominated indebtedness of the Company, including the amount of such Covered Scheduled Payment.

    (c) The Company shall take all actions required by the Insured to comply with the Prior Delivery Obligations set forth in Section 3.01.1(a) of the OPIC Insurance Contract, subject to the restrictions set forth therein and to any legal restrictions in accordance with the procedures set forth in Section 4.02 of the OPIC Insurance Contract.

Section 3.02. Compliance with Corrupt Practices Laws.

    The Company shall ensure that the Project is established and operated in compliance with all applicable Corrupt Practices Laws.

Section 3.03. Accounting and Financial Management.

    The Company shall (i) maintain adequate management information and cost control systems, (ii) maintain a system of accounting, (iii) prepare its financial statements in accordance with Brazilian GAAP, (iv) engage the Brazilian affiliates of KPMG, or other independent internationally recognized accountants, as its independent accountants and (v) upon OPIC’s reasonable request to the Company, instruct such accountants to communicate directly with OPIC regarding the Company’s accounts and operations relating to the Project and the Transaction Documents. Without limiting the foregoing, the Company shall maintain the systems described in clauses (i) and (ii) and related management and accounting policies in a manner adequate to ensure compliance with applicable Corrupt Practices Laws.

Section 3.04. Financial Statements and Other Information.

    (a) As OPIC may reasonably request from time to time in order to perform its statutory duties, the Company shall, at its cost, furnish to OPIC copies of all annual reports submitted to the Company by its independent accountants and other information and data (which is within the Company’s practical ability to provide) relating to the Project and, solely to the extent necessary to demonstrate compliance with this Agreement, the operation of the Project. The Company shall complete and deliver to OPIC on or before each anniversary of the OPIC Insurance Contract a completed Self-Monitoring Questionnaire, the form of which is attached to this Agreement as Exhibit A.

    (b) In connection with any application for compensation by the Insured pursuant to the OPIC Insurance Contract, the Company shall promptly deliver to OPIC a Response to each Information Request delivered to it by OPIC from time to time, but in any event not later than (i) during the Initial Period, 10 days from the date of receipt of such Information Request and (ii) during the Additional Period, not later than 7 days from the date of receipt of such Information Request.

Section 3.05. Access to Records; Inspection.

    Upon the reasonable request of OPIC, the Company shall give, or cause to be given, to any representatives of OPIC access during normal business hours to its personnel, and shall permit such representatives to inspect the sites relevant to the Project and to examine, copy and make extracts from, any and all records, books of account, and financial statements relating to the Project, the OPIC Insurance Contract, and the other Transaction Documents.

Section 3.06. Notice of Default and Other Notices to OPIC.

    (a) The Company shall ensure that its Authorized Officers are reasonably familiar with the terms of the Company’s obligations hereunder and the terms of OPIC’s obligations under the OPIC Insurance Contract. The Company shall immediately notify OPIC of (i) the occurrence of each Event of Default and of each event or condition known to any of its Authorized Officers that with the passage of time or the giving of notice, or both, would constitute an Event of Default, and (ii) any circumstances known to any such Authorized Officer which may render OPIC liable under the OPIC Insurance Contract, including if such officer has reason to believe it will not be able to convert and/or transfer Local Currency or transfer U.S. dollars.

    (b) In addition, the Company shall provide to OPIC copies of all notices required to be provided by it to the Insurance Trustee or the Trustee under the Transaction Documents at the time such notices are so provided.

Section 3.07. Environmental Compliance.

    The Company shall comply with (i) the International Finance Corporation’s Environmental, Health and Safety Guidelines for Telecommunications, dated July 1, 1998; (ii) the International Finance Corporation’s Environmental and Social Guidelines for Occupational Health & Safety, dated June 24, 2003; and (iii) the provisions of all applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder in Brazil, with respect to the Project.

Section 3.08. No Alteration of Agreements.

    The Company shall not consent to any modification, waiver or amendment of any provision of the Notes or any of the other Transaction Documents to which it is a party without OPIC’s prior written consent, which consent shall not be withheld unreasonably; provided, however, that the consent of OPIC shall not be required if such modification, waiver or amendment (i) does not relate to a Scheduled Payment, (ii) with respect to the Notes, does not require the consent of each of the Noteholders under the terms of the Indenture, (iii) does not present a material possibility of adversely affecting the rights, benefits or obligations of OPIC under the OPIC Insurance Contract and (iv) does not present a material possibility of adversely affecting the enforcement of any rights under the Transaction Documents that are material to the rights, benefits or obligations of the Noteholders or OPIC, as subrogee or otherwise.

Section 3.09. Worker Rights.

    (a) The Company agrees not to take any action, and to use all reasonable efforts to ensure that no action will be taken by any contractor (or any subcontractor) of the Company performing EPC (engineering, procurement and construction) services contracted for after the date of this Agreement, or providing O&M(operating and management) services contracted for after the date of this Agreement, for the Project (each, a “contractor” and, collectively, the “contractors”) to prevent employees of the Company or of any such contractor performing such services for the Project in Brazil from lawfully under the laws of Brazil exercising their right of association and their right to organize and bargain collectively. In connection with the Project, the Company agrees to observe, and to cause each contractor to observe, with respect to its respective employees, applicable laws relating to acceptable conditions of work with respect to minimum age, minimum wages, hours of work, and occupational health and safety. Furthermore, in connection with the Project, the Company agrees, and agrees to use all reasonable efforts to cause each contractor, not to use forced labor and not to take any action on the basis of the right of association or collective bargaining activities or membership that may result in the termination, suspension, demotion, or transfer of any employee by the Company or any contractor, or by any of their respective officers, agents or representatives. In addition, the Company agrees, and agrees to use all reasonable efforts to cause each contractor, not to employ persons under the age of 15 years in connection with the Project for general work, and not to employ employees under the age of 18 years for any hazardous activity in connection with the Project (pursuant to the International Labor Organization’s Convention 182). Furthermore, the Company agrees to, and to use all reasonable efforts to cause each such contractor to agree to, ensure that all employees have the right to remove themselves from hazardous situations without jeopardizing their continued employment. The Company further agrees to apply the preceding provisions, and to use all reasonable efforts, to cause each contractor to apply the preceding provisions, to all of its employees, including employees hired by the Company or the contractor on a contractual basis.

    (b) In the event that non-compliance or potential non-compliance with the above requirements with respect to the employees of the Company or any contractor comes to the attention of one of the Authorized Officers of the Company, the Company shall give prompt notice thereof to OPIC and, if applicable, to such contractor. The Company (i) shall (a) cure such non-compliance or (b) cause such contractor to cure such non-compliance, in either case to the satisfaction of OPIC, and (ii) shall terminate the contract with such contractor (the “contract”) unless such non-compliance is cured to the satisfaction of OPIC within 90 days of such notice, or notice thereof from OPIC to the Company, whichever first occurs.

    (c) The failure of the Company (x) promptly to notify OPIC and, if applicable, the contractor of such non-compliance; or (y) (i) to cure such non-compliance or cause such contractor to cure such non-compliance, in either case to the satisfaction of OPIC, or (ii) to terminate the contract, shall constitute a default under this Agreement. Notwithstanding the foregoing, the Company and such contractors are not responsible under this Section 3.09 for the actions of the Foreign Governing Authority.

Section 3.10. No Defeasance of Notes; Subrogation.

    (a) The Company acknowledges and agrees that, except to the extent OPIC (1) requests and receives delivery of (x) Local Currency or non-transferable U.S. dollars under Sections 3.01.1(a)(i) and 4.02 of the OPIC Insurance Contract or (y) any additional amounts of Local Currency required to be paid by the Company pursuant to Section 3.11 (a) hereof or (2) receives payments of amounts owed OPIC under Section 3.11 (b)(i) hereof, neither the Indenture nor the Notes shall be discharged, satisfied, or otherwise terminated by reason of OPIC’s payment of compensation to the Insured under the OPIC Insurance Contract in respect of any Covered Scheduled Payment, whether for principal, interest, or otherwise, and the Company shall ensure that the Transaction Documents so provide.

    (b) The Company acknowledges and agrees that, except to the extent that OPIC (1) requests and receives delivery of (x) Local Currency or non-transferable U.S. dollars under Sections 3.01.1(a)(i) and 4.02 of the OPIC Insurance Contract or (y) any additional amounts of Local Currency required to be paid by the Company pursuant to Section 3.11 (a) hereof or (2) receives payments of amounts owed OPIC under Section 3.11(b)(i) hereof, OPIC shall be subrogated to all the rights of the Noteholders, under the Indenture and at law to the extent of all payments made by OPIC to the Insured for the benefit of such Noteholders. The Company shall ensure that the Trustee is required under the Indenture to record OPIC’s rights as subrogee or assignee, as the case may be, in the Trustee’s records with respect to the Notes, upon payment by OPIC of any amounts payable pursuant to the OPIC Insurance Contract. The Company hereby waives and agrees not to assert with respect to OPIC, as subrogee or assignee, as the case may be, in respect of the Notes, any claims, defenses, counterclaims, rights of set-off or other excuses for non-payment which it may have with respect to (i) the Notes, (ii) any Noteholder, or (iii) any Scheduled Payment due under the Notes.

    (c) Prior to an assignment of rights or interests elected by OPIC under Section 4.02 of the OPIC Insurance Contract, to the extent so requested by OPIC and in consultation with OPIC, the Company shall cooperate with OPIC and the Insured and take all reasonable measures requested by OPIC in connection with the pursuit of available administrative and judicial remedies and negotiation with the Foreign Governing Authority and other potential sources of compensation. After a transfer of rights or beneficial interest to OPIC (by subrogation or otherwise), the Company shall take all actions reasonably requested by OPIC to assist OPIC or the Trustee in preserving any property, interests and rights transferred to OPIC following payment by OPIC under the OPIC Insurance Contract and in prosecuting related claims consistent with the terms of the Indenture.

    (d) The Company shall ensure through the Transaction Documents or otherwise as necessary that the Notes shall rank not less than pari passu in terms of priority of payment and liquidation with all of the Company’s other unsecured, unsubordinated indebtedness and obligations of equal seniority that are not preferred by provision of applicable law. Nothing herein, and the Company shall also ensure that nothing in the Transaction Documents or otherwise, shall in any way affect OPIC’s independent right to effect salvage or other recovery in respect of compensation paid under the OPIC Insurance Contract through agreements between the Government of the United States and the Foreign Governing Authority or under any other agreements or procedures, without any obligation to share the proceeds thereof.

Section 3.11. Reimbursement.

    (a) In the event that OPIC has requested and received Local Currency in accordance with Section 3.01.1(a)(i) and Section 4.02 of the OPIC Insurance Contract, the Company agrees to pay OPIC in Local Currency any additional amounts of Local Currency as may be required in order to deliver to OPIC the Local Currency equivalent of the Subsequent Scheduled Payment at the exchange rate (set forth in Section 3.01.3 of the OPIC Insurance Contract) in effect on the day five (5) Business Days before the relevant Subsequent Scheduled Payment Date.

    (b) The Company agrees to pay OPIC in U.S. dollars the following amounts, as and when incurred, except as hereinafter provided:

    (i) a sum equal to the total of all amounts paid by OPIC under the OPIC Insurance Contract (other than Default Interest paid under Section 3.01.2(c) of the OPIC Insurance Contract); provided, however, that (x) no such payment shall be due from the Company to the extent that OPIC has requested and received Local Currency or non-transferable U.S. dollars in accordance with Section 3.01.1(a)(i) and Section 4.02 of the OPIC Insurance Contract, together with any additional amounts of Local Currency required to be paid by the Company pursuant to the preceding paragraph (a), and (y) for the avoidance of doubt, the amount of any such required payment by the Company shall be reduced by the amount actually received or actually realized by OPIC in U.S. dollars as a result of (A) the exercise of its subrogation rights or any salvage recovery with respect to such payment, or (B) any Local Currency or non-transferable U.S. dollars that may be delivered to OPIC as a result of its acceptance of an assignment of, or participation in a Deposit Account;

    (ii) within 30 days after OPIC’s request therefor, any and all reasonable out-of-pocket charges, fees, costs and expenses which OPIC may reasonably pay or incur in connection with the OPIC Insurance Contract, including Section 4.02 thereof, or the exercise of its rights thereunder or its subrogation rights, including fees and expenses of the Insurance Trustee, and reasonable attorneys’ fees and expenses; and

    (iii) interest on any and all amounts described in this Section 3.11 at the default rate of interest payable on the Notes from the date due until paid in full.

Section 3.12. Indemnification.

    (a) In addition to, and without limitation of, any and all rights of reimbursement, indemnification, subrogation and any other rights OPIC has pursuant to the Transaction Documents (including other provisions of this Agreement) or under law or in equity, the Company agrees to defend, indemnify and hold harmless OPIC, each of its directors, officers, employees and agents, and each person, if any, who controls OPIC within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “OPIC Indemnified Party”) as follows:

    (i) against any and all loss, liability, claim, damage and expense whatsoever, joint or several, as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum, Brasil Telecom S.A., U.S. $200,000,000 9.375% Notes due 2014, dated February 9, 2004, (the “Offering Memorandum”) or any other offering materials approved by the Company, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading;

    (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, related to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; and

    (iii) against any and all expense whatsoever (including the fees and disbursements of counsel chosen by OPIC), as incurred, reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any such untrue statement or omission, or alleged untrue statement or omission, made in reliance upon and in strict conformity with written information furnished to the Company by OPIC expressly for use in the Offering Memorandum. The Company and OPIC agree that the information referred to in the preceding sentence consists solely of the information included under the headings “Overseas Private Investment Corporation, Background, and Claim Paying History” in the Offering Memorandum (preliminary or final).

    (b) Conduct of Actions or Proceedings. Each OPIC Indemnified Party shall give notice as promptly as is reasonably practicable to the Company of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Company shall not relieve the Company from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Agreement. In addition, each OPIC Indemnified Party shall give the Company such information and co-operation regarding any such action as it may reasonably require. In the event that the Company shall be obligated under this Agreement to indemnify any OPIC Indemnified Party, the Company shall be entitled to assume the defense of any action or proceeding, with counsel approved by the OPIC Indemnified Party, which approval shall not be unreasonably withheld, upon delivery of written notice of its election to do so. After delivery of such notice, approval of such counsel by the OPIC Indemnified Party and retention of such counsel by the Company, the Company shall not be liable for any fees of other counsel subsequently retained by the OPIC Indemnified Party with respect to any action or proceeding, provided, however, that the OPIC Indemnified Party shall have the right to employ its own counsel in any such action or proceeding (i) at the OPIC Indemnified Party’s expense, or (ii) at the Company’s expense, if (A) the retention of counsel by the OPIC Indemnified Party has been previously authorized by the Company in writing (such consent not to be unreasonably withheld), (B) the OPIC Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Company and the OPIC Indemnified Party in such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such action or proceeding. Except as specifically provided herein, in no event shall the Company be liable for fees and expenses of more than one counsel (in addition to any local counsel selected by OPIC) separate from its own counsel for all OPIC Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The Company shall not, without the prior written consent of the OPIC Indemnified Parties, settle or compromise, or consent to the entry of any judgment with respect to, any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under Section 3.12(a) or Section 3.12(c) hereof (whether or not the OPIC Indemnified Parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each OPIC Indemnified Party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include an admission of fault, culpability or a failure to act by or on behalf of any OPIC Indemnified Party.

    If at any time an OPIC Indemnified Party shall have requested the Company to reimburse such OPIC Indemnified Party for fees and expenses reimbursable by the Company hereunder, the Company agrees that it shall be liable for any settlement of the nature contemplated by this Section 3.12(b) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by the Company of the aforesaid request, (ii) the Company shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) the Company shall not have reimbursed such OPIC Indemnified Party in accordance with such request prior to the date of such settlement.

    (c) Contribution. If the indemnification provided for in Section 3.12(a) hereof is for any reason unavailable to or insufficient to hold harmless an OPIC Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then the Company shall contribute to the reimbursement of the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such OPIC Indemnified Party, as incurred, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of OPIC on the other hand in connection with the statements or omissions that resulted in such losses, liabilities, claims, damages or expenses.

    The relative fault of the Company on the one hand and OPIC on the other hand shall be determined by reference to, among other things, (i) whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company (including the Insurance Trust) or by OPIC (solely to the extent that such information is the information described in the proviso in Section 3.12(a)) and (ii) the Company’s and OPIC’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

    The Company agrees that it would not be just and equitable if contribution pursuant to this Section 3.12(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 3.12(c). The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an OPIC Indemnified Party and referred to above in this Section 3.12(c) shall be deemed to include any legal or other expenses reasonably incurred by such OPIC Indemnified Party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

    No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any person that was not guilty of such fraudulent misrepresentation.

    For purposes of this Section 3.12(c), each person, if any, who controls OPIC within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of OPIC’s directors, officers, employees and agents shall have the same rights to contribution as OPIC.

    (d) Payment Procedures. All payments to be made by the Company under this Section 3.12 shall be made in the United States of America in U.S. dollars, without reduction for any transmission or other fees and expenses, in immediately available funds to the account designated by the party receiving such payments prior to 12:00 noon (New York City time) on the date when due or as such party otherwise directs by written notice to the Company.

    If under any applicable law and whether pursuant to a judgment being made or registered against the Company or in the liquidation, insolvency or analogous process of the Company or any other reason, any payment under or in connection with this Section 3.12 is made or fails to be satisfied in U.S. dollars, then, to the extent that the payment (when converted into U.S. dollars at the rate of exchange on the date of payment or, if it is not practicable for the party receiving such payment to purchase U.S. dollars on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so or, in the case of a liquidation, insolvency or analogous process, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency or analogous process) actually received by the party receiving such payment falls short of the amount due under the terms of this Agreement, the Company undertakes that it shall, as a separate and independent obligation, indemnify and hold harmless the party receiving such payment against the amount of such shortfall. For the purpose of this clause “rate of exchange” means the rate at which the party receiving such payment is able on the foreign exchange market on the relevant date to purchase U.S. dollars with the other currency and shall take into account any premium and other reasonable costs of exchange.

Section 3.13. Service Marketed.

    The Company will not market any services as containing sexually explicit adult content.

ARTICLE FOUR

(INTENTIONALLY OMITTED)

ARTICLE FIVE
 DEFAULTS AND REMEDIES

Section 5.01. Events of Default.

    The occurrence and continuation of any of the following events or circumstances shall constitute an “Event of Default” hereunder:

    (a) Any representation or warranty made by or on behalf of the Company in this Agreement or the Application for Insurance, or in any supplemental materials or notices delivered pursuant hereto or thereto, proves to have been incorrect in any material respect when made; or

    (b) The Company fails to comply with any covenant or provision set forth in Article Three (other than those referred to in Sections 3.02, 3.07, and 3.09) or Section 6.06, and such failure continues for sixty (60) days after notice thereof from OPIC to the Company, or from the Company to OPIC, whichever first occurs; or

    (c) The Company fails to comply with its covenant set forth in Section 3.02 and such failure leads a court of competent jurisdiction to enter a final judgment for a violation of Corrupt Practices Laws; or

    (d) The Company fails to comply with its covenant set forth in Section 3.07 and, after consultation with the Company, OPIC determines that such failure causes an unreasonable or major environmental, health, or safety hazard which is not remediable; or

    (e) The Company fails to comply with its covenants set forth in Section 3.09 and such failure continues for 90 days after notice thereof from OPIC to the Company, or from the Company to OPIC, whichever first occurs, such 90 -day period to run concurrently with the 90-day period for cure of contractor non-compliance, if applicable, in Section 3.09; or

    (f) The Company fails to comply with any covenant or provision set forth in Section 3.07 and, if Section 5.01(d) does not apply, such failure continues unremedied for a period of 45 days (or such shorter period in which such failure must be remedied in order for Section 5.01(d) not to apply) after the earlier of (i) the date on which such failure shall have first become known to an Authorized Officer of the Company and (ii) the date on which notice thereof shall have been received by the Company from OPIC; provided, however, that if (A) such failure is reasonably susceptible of cure (as determined by OPIC) but cannot be cured within such 45-day period (as determined by OPIC), (B) no other Event of Default has occurred and is continuing, (C) the Company or another Project Party is proceeding with diligence and good faith to cure such failure (as determined by OPIC), and (D) OPIC shall have received a certificate signed by an Authorized Officer of the Company to the effect of clauses (A), (B) and (C) above and stating the actions, which actions shall be acceptable to OPIC, the Company or such other Project Party is taking to cure such failure, then such 45 -day period shall be extended for an additional period of up to 45 days to enable the Company or such other Project Party to cure such failure; or

Section 5.02. Remedies upon Event of Default.

    If any Event of Default hereunder has occurred and is continuing, OPIC may at any time do one or more of the following: (a) refuse to pay compensation under the OPIC Insurance Contract with respect to any application for compensation arising out of events occurring after the date of the occurrence of such Event of Default; (b) terminate the OPIC Insurance Contract; or (c) proceed to protect and enforce its rights and remedies by appropriate proceedings; provided, however, that OPIC’s sole remedy with respect to an Event of Default caused by the Company’s failure to comply with Sections 3.10, 3.11, and 3.12 shall be under clause (c) of this Section 5.02 and OPIC’s sole remedy with respect to an Event of Default caused by the Company’s failure to comply with Section 3.01 shall be to refuse to pay compensation under the OPIC Insurance Contract with respect to any application for compensation arising out of events related to such Event of Default. OPIC may permit the Company to cure an Event of Default specified in Section 5.01 if such Event of Default is susceptible of cure or correction, but shall have no obligation to do so. Any Event of Default which permits OPIC to terminate the OPIC Insurance Contract is defined as an “Event of Termination”. The Company acknowledges that in this transaction OPIC’s right to terminate the OPIC Insurance Contract upon the occurrence of an Event of Termination is of the essence, and no other remedies available to OPIC hereunder, under the OPIC Insurance Contract, or under applicable law shall be adequate in substitution therefor.

ARTICLE SIX
MISCELLANEOUS

Section 6.01. Notices.

    Each notice, demand, report, communication, or request relating to this Agreement shall be in writing in the English language, shall be hand-delivered or sent by mail (postage prepaid), or facsimile transmission (with a copy by mail to follow, receipt of which copy shall not be required to effect notice), and shall be deemed duly given when sent to the following addresses, or to such other address or number as each party shall have last specified by notice to the other parties.

If to the Company:

Brasil Telecom S.A
SIA/Sul - ASP- Lote D- Bloco B
Brasilia, DF 71215-000
Brasil
Attn: Chief Financial Officer
FAX: 55 61 415 1870

If to OPIC:

Overseas Private Investment Corporation
1100 New York Avenue, N.W.
Washington, D.C. 20527
United States of America
Attn: Vice President for Insurance
FAX: (202) 408-5142
Re: OPIC Insurance Contract No. F431 (Brazil)

Section 6.02. Benefits of Agreements.

    (a) Nothing in this Agreement, express or implied, shall give to any person (including the Insured), other than the parties hereto and their successors and permitted assigns hereunder any benefit or any legal or equitable right or remedy under this Agreement.

    (b) The Company hereby agrees that nothing in the OPIC Insurance Contract, express or implied, shall give to the Company or any other person, other than the Insured any benefit or any legal or equitable right or remedy under the OPIC Insurance Contract.

Section 6.03. Termination.

    Except for Sections 3.10, 3.11, and 3.12 and as otherwise expressly set forth herein, the Company’s obligations hereunder shall terminate on the date on which the OPIC Insurance Contract and all of OPIC’s obligations with respect thereto have expired, terminated or been fulfilled and OPIC has no further obligation thereunder.

Section 6.04. Governing Law.

    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN.

Section 6.05. Jurisdiction and Consent to Suit.

    WITHOUT PREJUDICE TO THE RIGHTS OF OPIC TO BRING SUIT IN ANY APPROPRIATE DOMESTIC OR FOREIGN JURISDICTION, ANY PROCEEDING TO ENFORCE THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT BY OPIC IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK OR IN THE DISTRICT OF COLUMBIA OF THE UNITED STATES OF AMERICA OR IN ANY OTHER JURISDICTION WHERE THE COMPANY OR ANY OF ITS PROPERTY MAY BE FOUND. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY PRESENT OR FUTURE OBJECTION TO ANY SUCH VENUE, AND IRREVOCABLY CONSENTS AND SUBMITS UNCONDITIONALLY TO THE NON-EXCLUSIVE JURISDICTION FOR ITSELF AND IN RESPECT OF ANY OF ITS PROPERTY OF ANY SUCH COURT. THE COMPANY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT, OR PROCEEDING BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY FURTHER AGREES THAT FINAL JUDGMENT AGAINST IT IN ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OF AMERICA BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF ITS OBLIGATION.

Section 6.06. Agent for Service of Process.

    Simultaneously with execution hereof, the Company shall (i) irrevocably designate and appoint an agent satisfactory to OPIC for service of process in the State of New York or the District of Columbia as its authorized agent to receive, accept, and acknowledge on its behalf service of process in any proceeding against the Company in connection with this Agreement or any other Transaction Document, and shall provide OPIC with evidence of the prepayment in full of the fees of such agent for the term of the OPIC Insurance Contract: and (ii) take all other action required under applicable law to submit itself to the personal jurisdiction of the courts referred to in Section 6.05. The Company agrees that service of process upon said agent shall be deemed and held in every respect to be effective personal service upon it. The Company shall maintain such appointment (or that of a successor satisfactory to OPIC) continuously in effect at all times while OPIC is obligated under the OPIC Insurance Contract. Nothing herein shall affect OPIC’s right to serve process in any other manner permitted by applicable law.

Section 6.07. Jury Trial Waiver.

    THE COMPANY AND OPIC EACH HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS RELATED THERETO.

Section 6.08. Succession.

    This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided, however, that the Company shall not, without the prior written consent of OPIC and the Insured, assign or delegate all or any part of its interest herein or obligations hereunder.

Section 6.09. Integration; Amendments.

    This Agreement embodies the entire understanding of the parties hereto and supersedes all prior negotiations, understandings and agreements between them with respect to the subject matter hereof. The provisions of this Agreement may be waived, supplemented or amended only by an instrument in writing signed by authorized officers of the Company, and OPIC.

Section 6.10. Severability.

    If any provision of this Agreement is prohibited or held to be invalid, illegal or unenforceable in any jurisdiction, the parties hereto agree to the fullest extent permitted by law that (i) the validity, legality and enforceability of the other provisions in such jurisdiction shall not be affected or impaired thereby, and (ii) any such prohibition, invalidity, illegality or unenforceability shall not render such provision prohibited, invalid, illegal, or unenforceable in any other jurisdiction.

Section 6.11. No Waiver.

    (a) No failure or delay by OPIC in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair any of its rights, powers or remedies. No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other legal right. No waiver of any such right shall be effective unless given in writing.

    (b) The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. The employment of any remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other appropriate remedy.

Section 6.12. Further Assurances.

    From time to time, the Company shall execute and deliver to OPIC such additional documents as OPIC reasonably may request to carry out the purposes of this Agreement or to preserve and protect OPIC’s rights as contemplated herein.

Section 6.13. Counterparts.

    This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original and all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on its behalf by its authorized representative as of the date first above written.

BRASIL TELECOM S.A.

By: ________________________________________________

Its: ________________________________________________

By: ________________________________________________

Its: ________________________________________________

OVERSEAS PRIVATE INVESTMENT
CORPORATION

By:________________________________________________

Its:_______________________________________________

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered on its behalf by its authorized representative as of the date first above written.

BRASIL TELECOM S.A.

By: ________________________________________________

Its: ________________________________________________

By: ________________________________________________

Its: ________________________________________________

OVERSEAS PRIVATE INVESTMENT
CORPORATION

By:________________________________________________

Its:_______________________________________________

Exhibit A

Form of Self Monitoring Questionnaire

[Attached]

PRIVILEGED BUSINESS INFORMATION

OPIC 162 OMB#3420-0019, Exp. 06/30/04

Self Monitoring Questionnaire for Insurance & Finance Projects

This form requests information from OPIC clients which is required by OPIC's governing legislation. The information provided in this questionnaire will allow OPIC to better assess the effects that OPIC-assisted projects have on the U.S. economy and employment, as well as the environment and economic development abroad. Complete responses to the collection of information in this form are mandatory, per the Foreign Assistance Act of 1961, as amended, Section 231(k)(2). Client information contained in this questionnaire will be deemed designated as privileged or confidential in accordance with OPIC's Freedom of Information Act (FOIA) regulations (22 CFR part 706) and will be treated as confidential to the extent permitted by the FOIA. An Agency may not conduct or sponsor, and a person is not required to respond to, a collection of information unless it displays a valid OMB control number with an expiration date that has not expired.

Please send completed form to the attention of:

Overseas Private Investment Corporation
Office of Investment Policy
1100 New York Avenue, NW; Washington DC 20527
Phone: (202) 336-8443
Fax: (202) 408-9859

Instructions: Please answer all questions as completely as possible. If space is inadequate, please supply additional information on separate sheets of paper and attach them to this form. For all questions, the term "Project" refers to the new investment associated with the OPIC insurance contract and/or finance agreement identified by number above. If this investment is an expansion of an existing enterprise, or otherwise only part of an enterprise, only the incremental effects directly related to and resulting from the new investment should be provided.

U.S. Sponsor ______________________ **Contract/ Loan #** ______________

Foreign Enterprise ______________________ **Country** ______________

Project Description ______________________________________

Original Estimate of New Investment in Foreign Enterprise (from all Sources) $

Amount Actually Invested in Foreign Enterprise to Date $

Notice: Public reporting burden for this collecting of information is estimated to average three hours per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Send comments regarding this burden estimate or any other aspect of this collection of information, including suggestions for reducing this burden to Agency Forms Officer, Overseas Private Investment Corporation, 1100 New York Avenue, NW, Washington, DC 20527; and to the Office of Information and Regulatory Affairs, Office of Management and Budget, Washington, DC 20503.

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PRIVILEGED BUSINESS INFORMATION

1	Has the description of the Project changed since it was originally approved by OPIC?		No ❒	Yes ❒
	If yes, please indicate the changes:			
2	Has the Project become operational? Yes ❒ No ❒ If so, give date:__________________			
3	Please specify the Project's most recently completed fiscal year and <u>use data from this year to answer the following questions</u>.	Starting Month/Yr:	Ending Month/Yr:	
4	What is the total value of remittances (dividends, profits, loans/interest, royalties, etc.) from the Project?			
	a. To the United States?		$	
	b. To other countries, excluding the U.S. and Host Country?		$	
5	What was the value of the Project's final destination sales to: *(If multiple product lines, please provide information on each on separate sheet. This question is not applicable for branch banks.)*			
	a. The host country		$	
	b. The U.S.		$	
	c. Other countries *(In descending order of value)*: 1. ____________________ 2. ____________________ 3. ____________________ 4. __Remaining sales__		$__________ $__________ $__________ $__________	
6	Has there been any decrease in the number of U.S. employees of the Project's investors (or affiliates) producing, processing, and/or supporting goods/services comparable to those of the Project? If yes, please explain the reason for the decrease in the space below.		No ❒	Yes ❒
7	**HUMAN CAPACITY BUILDING**			
7A	How many total *host country nationals* were employed in the following categories:			
	Management: employees	Professional: employees	Unskilled Labor: employees	
7B	For the non-construction jobs identified above, indicate the percentage that received <u>formal</u> training in each category:			
	Management: %	Professional: %	Unskilled Labor: %	
7C	Does the project provide training outside of the host country? If yes, please indicate countries:		No ❒	Yes ❒
8	**PRIVATE SECTOR DEVELOPMENT**			
8A	What is the percentage of local ownership of the project?		%	
8B	If there is local ownership, is the local owner a Small & Medium Enterprise (SME)[1]		No ❒	Yes ❒

[1] <u>Small- and Medium-Enterprise (SME)</u>: Up to 300 employees, total assets of up to $15 million, and total annual sales of up to $15 million. *(IFC)*

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PRIVILEGED BUSINESS INFORMATION

8C	Does the project encourage private ownership such as through privatization, or creation of opportunities for individual property (including home) ownership? If yes, please explain.	No ❐	Yes ❐
9	**LEVERAGING IMPACTS**		
9A	Does the project involve other federal/regional/multilateral organizations (such as AID, TDA, IFC, MIGA, etc.)? If yes, please list organizations.	No ❐	Yes ❐
9B	Does the project involve a public-private partnership (e.g. thru local development bank/ministry/NGO)? If yes, please explain.	No ❐	Yes ❐
10	**SOCIAL EFFECTS (GOOD CORPORATE CITIZENSHIP)**		
10A	Does the project company have an equal employment policy over and above the local law? Such a policy would cover gender, ethnicity, and social affiliation. If yes, please explain.	No ❐	Yes ❐
10B	Are there any benefits or policies in place that specifically addresses the needs of women at the workplace? (Examples are childcare, maternity leave, non-harassment policies)? If yes, please explain.	No ❐	Yes ❐
10C	Does the project benefit a poor (e.g. rural) region of the host country? If yes, please explain.	No ❐	Yes ❐
10D	Does the project extend company benefits to its employees? If yes, please explain. (e.g., *health coverage, daily meals, transportation, or housing assistance*)	No ❐	Yes ❐
10E	Does the project provide benefits to the local community? If yes, please explain. (e.g., *recreational facilities, community center, schools, or medical clinics*)	No ❐	Yes ❐
10F	Does the project directly restore or preserve the environment? If yes, please explain. (e.g., *pollution reduction, eco-tourism, reforestation, water treatment (clean-up), or wildlife conservation*)	No ❐	Yes ❐
11	**DEVELOPMENTAL INFRASTRUCTURE IMPROVEMENTS**		
11A	Does the project strengthen the *physical* infrastructure of the host country? (e.g., communications, power, transportation).	No ❐	Yes ❐
11B	Does the project strengthen the *financial* infrastructure of the host country? If yes, please explain. (e.g., microfinance, on-lending, mortgage lending, or financial market development).	No ❐	Yes ❐
11C	Does the project strengthen the social infrastructure of the host country? (e.g., nutrition, shelter, water & sanitation, health, or education)	No ❐	Yes ❐
	If you answered "yes" to any of the above questions, please indicate the economic status of the user population.		

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PRIVILEGED BUSINESS INFORMATION

12	**MACROECONOMIC & INSTITUTIONAL EFFECTS**		
12A	How much did the Project pay to the host government in duties, taxes, etc. last fiscal year?	$ ______	
12B	What are the estimated duties and taxes lost related to import substitution of the Project?	$__________	
12C	Were tax holidays in effect?	No ❐	Yes ❐
12D	Is the investment being implemented *in the context of* a government regulatory, judicial or other institutional reform program? If yes, please describe the reform program.	No ❐	Yes ❐
12E	*As a result or condition of this investment*, did the government implement regulatory, judicial or other institutional reforms? If yes, please describe the reforms.	No ❐	Yes ❐
13	**TECHNOLOGY & KNOWLEDGE TRANSFER/PRODUCTIVITY ENHANCEMENTS INITIATIVES**		
13A	Does the project introduce innovative management practices? If yes, please explain.	No ❐	Yes ❐
13B	Does the project bring new marketing and distribution strategies to the host country? If yes, please explain.	No ❐	Yes ❐
13C	Does the project apply new production technology for the first time? If yes, please explain.	No❐	Yes ❐
13D	Does the project market products available for the first time? If yes, please explain.	No ❐	Yes ❐
13E	Does the project lower local prices? If yes, please explain.	No ❐	Yes ❐
13F	Does the project contribute to the economic diversification of the host country? If yes, please explain.	No ❐	Yes ❐
14	a. Have there been any changes in the Project or the environment which have created new environmental, or occupational health & safety issues? *(If so, please attach a brief description of the changes and the measures taken to address them.)*	No ❐	Yes ❐
	b. Labor conditions -- please check any that applied within the last 12 months: 1. Labor Union No ❐ Yes ❐ 2. Collective Labor Agreement No ❐ Yes ❐ 3. Strike No ❐ Yes ❐ 4. Hazardous labor No ❐ Yes ❐ 5. Does the project employ anyone under 18? No ❐ Yes ❐ (If yes, attach a description of duties and age of youngest worker) 6. Maximum Workweek Without Overtime: 40-44 Hrs. ________ 45-48 Hrs. ________ more than 48 Hrs. ________		

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PRIVILEGED BUSINESS INFORMATION

15. SUPPLIER AND PROCUREMENT INFORMATION: As indicated on the cover page, the client data you provide is privileged business information that OPIC treats as confidential, to the extent permitted by law. However, it is important for OPIC to be able to demonstrate some of the effects of your project. The historical supplier and procurement information is useful for OPIC to illustrate the specific benefits of your project for the U.S. economy and host country economy. Unless you provide an attached sheet with a compelling reason why this information should not be made public, OPIC intends to use the information from Section A and B in public statements and releases.

A. U.S. SUPPLIERS

Name of Supplier	**City**	**State**	**Type of Good or Service** Please indicate if used (refurbished)	**Most Recent Fiscal Year** **Initial Procurement**[2]	**Operational Procurement**[3]
General					
				$	$
				$	$
				$	$
				$	$
				$	$
Remaining Procurement				$	$
			Totals	$	$

B. HOST COUNTRY SUPPLIERS

Name of Supplier	**Small Company or Large Corporation**	**Type of Good or Service**	**Initial Procurement** All Years	**Operational Procurement** Most Recent Fiscal Year
			$	$
			$	$
			$	$
			$	$
			$	$
		Totals	$	$

C. THIRD COUNTRY PROCUREMENT (MOST RECENT FISCAL YEAR)

Initial Procurement $________________

Operational Procurement $________________

16. PLEASE DETAIL ANY ADDITIONAL U.S. OR HOST COUNTRY BENEFITS OF THE PROJECT.

____

____

	I hereby represent the information provided in this document is complete and accurate to the best of my knowledge, and that I am an authorized representative of the investor.		
	Signature:	Date:	Telephone:
	Name and title:		

[2] Procurement using funds from initial project funding.

[3] On-going procurement funded by project revenues.

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